Exhibit 99.1

Prospect Capital Receives Investment Grade Issuer Rating
From Moody's Investors Service, Representing Prospect's
Fourth Investment Grade Rating

NEW YORK, February 5, 2019 - Prospect Capital Corporation (NASDAQ: PSEC) (“Prospect”, “our”, or “we”) today announced it has been assigned an investment grade issuer credit rating of Baa3 with a Stable outlook from Moody's Investors Service (“Moody's”), representing Prospect’s fourth investment grade rating. Prospect has maintained an investment grade rating for the past 10 years since Prospect initiated such public ratings in 2009.

Prospect in the last several years has issued in the straight institutional bond, convertible institutional bond, listed baby bond (including through at-the-market issuance programs), weekly program note, and multi-bank credit facility markets. Prospect has a laddered maturity schedule with no maturities for the remainder of 2019 and maturities that extend until 2043. As of its last financial report, Prospect had a 75% mix of unencumbered assets, enhancing financial flexibility. Prospect recently extended and increased its revolving credit facility at Prospect Capital Funding to $1.02 billion with 29 banks.

About Prospect Capital Corporation

Prospect Capital Corporation (www.prospectstreet.com) is a business development company that focuses on lending to and investing in private businesses. Our investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.

We have elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that we may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements. Such statements speak only as of the time when made. We undertake no obligation to update any such statement now or in the future.

For additional information, contact:

Grier Eliasek, President and Chief Operating Officer
grier@prospectstreet.com
Telephone (212) 448-0702